EXHIBIT 99.1

COMPANY CONTACT:
--------------
Doug Baker
SI Diamond Technology, Inc.
512.339.5020 X108

FOR IMMEDIATE RELEASE
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              ECKERD AND SI DIAMOND ANNOUNCE AN AGREEMENT TO INSTALL
            DIGITAL BILLBOARDS FOR OUTDOOR POINT-OF-SALE ADVERTISING

AUSTIN, TEXAS, FEB. 01, 2000 - SI DIAMOND TECHNOLOGY, INC. (OTC BB: SIDT) THROUGH ITS SUBSIDIARY, ELECTRONIC BILLBOARD TECHNOLOGY (EBT) AND ECKERD CORPORATION, A WHOLLY OWNED SUBSIDIARY OF JCPENNEY (NYSE: JCP), announced today they have reached an agreement to implement a pilot program for the installation of two "sun-visible" digital billboards dedicated to outdoor, point-of-sale advertising at Eckerd stores in Tampa, Florida. One of the signs will be located at a newly constructed store. At the other site, EBT will retrofit an existing sign.

These two sun-visible billboards will be utilized for outdoor, point-of-sale advertising for Eckerd Corporation and its vendors. EBT will own the billboards and share in the revenues generated by the sale of advertising. The revolutionary, full-color, outdoor electronic billboards will be remotely controlled via the Internet from one central location at Eckerd Corporation headquarters in Tampa, Florida. The overall objective of this program will be to install electronic billboards at Eckerd store locations throughout the United States, combining them into one powerful network for digital advertising.

"We are very excited to have the opportunity to combine our hardware, software and Internet technologies with an infrastructure such as Eckerd's," said Marc Eller, chairman and chief executive officer of SIDT. "We believe our technology will revolutionize outdoor and indoor point-of-sale advertising," continued Eller.

"Eckerd is please to have the opportunity to explore this new concept with SIDT", said Bob Dyer, director of advertising services for Eckerd. "The use of this revolutionary outdoor concept presents exciting opportunities to motivate sales, promote value added services, and reinforce our brand. We look forward to the pilot store installations!"

SI Diamond also announced that it will hold a conference call on Wednesday, February 2, 2000 at 10:00 a.m.CST to discuss this and other business developments. On the day of the call, interested participants should dial (706) 645-9762 to listen to the conference call.

                                    - more -

Eckerd and SI Diamond Announce an Agreement to Install Digital Billboards for
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Outdoor Point-of-Sale Advertising
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Feb.01, 2000
Page 2


SAFE HARBOR STATEMENT
---------------------

This press release contains  forward-looking  information  within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The Company's actual results could differ materially from those projected in the forward-looking information. Future results may be impacted by risk factors listed from time to time in SIDT's SEC reports. SI Diamond Technology, Inc. disclaims any intent or obligation to update forward-looking information.

SI Diamond Technology is a holding company consisting of three operating subsidiaries. The Field Emission Picture Element Technology, Inc. (FEPET) subsidiary is developing products for applications utilizing SIDT's proprietary field emission technology and is owned 95 percent by SIDT. The wholly owned Electronic Billboard Technology, Inc. (EBT) subsidiary is geared toward the commercialization of electronic digitized sign technology. Sign Builders of America, Inc. (SBOA), a wholly owned subsidiary of EBT is a manufacturer of high quality signage.

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